As filed with the Securities and Exchange Commission on September 1, 2011
Registration No. 333-122664

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-122664
Under
THE SECURITIES ACT OF 1933

OPTIONSXPRESS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-1444525 (I.R.S. Employer Identification No.)

311 W. Monroe, Suite 1000, Chicago, Illinois	60606
(Address of Principal Executive Offices)	(Zip Code)
2001 Equity Incentive Plan
2005 Equity Incentive Plan
2005 Employee Stock Purchase Plan
2008 Equity Incentive Plan
(Full title of the plans)

Adam J. DeWitt
Chief Financial Officer
optionsXpress Holdings, Inc.
311 W. Monroe, Suite 1000,
Chicago, Illinois 60606
(312) 630-3300
(Name, Address and telephone number, including area code, of agent for service)

Copy to:

Gerald T. Nowak
Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Telephone: (312) 862-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES
These post-effective amendments relate to the following Registration Statements of optionsXpress Holdings, Inc. (the “Company”) on Form S-8 (collectively, the “Registration Statements”):
•	Registration Statement No. 333-122664, registering 3,025,620 shares of common stock, $0.0001 par value per share, of the Company (“Common Stock”), issuable pursuant to the optionsXpress, Inc. 2001 Equity Incentive Plan, the optionsXpress Holdings, Inc. 2005 Equity Incentive Plan, and the optionsXpress Holdings, Inc. 2005 Employee Stock Purchase Plan, which was filed with the Securities and Exchange Commission (the “SEC”) on February 9, 2005; and
•	Registration Statement No. 333-159844, registering 2,500,000 shares of Common Stock issuable pursuant to the optionsXpress Holdings, Inc. 2008 Equity Incentive Plan, which was filed with the SEC on June 8, 2009.
On March 18, 2011, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with The Charles Schwab Corporation., a Delaware corporation (“Schwab”), and Neon Acquisition Corp., a Delaware corporation and a wholly-owned direct subsidiary of Schwab (“Merger Sub”). The Merger became effective on September 1, 2011 (the “Effective Date”) as a result of the filing of a Certificate of Merger with the Secretary of State of the State of Delaware. On the Effective Date, pursuant to the terms of the Merger Agreement, Merger Sub was merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned direct subsidiary of Schwab. At the effective time of the Merger, each Common Share issued and outstanding immediately prior to the effective time of the Merger was converted into the right to receive 1.02 shares of Schwab common stock, plus cash in lieu of any fractional share interest.
Pursuant to the terms of the Merger Agreement, and as a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. The Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statements.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these post-effective amendments to the registration statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on September 1, 2011.

OPTIONSXPRESS HOLDINGS, INC.
By:	/s/ David A. Fisher
	Name:	David A. Fisher
	Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, these post-effective amendments to registration statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David A. Fisher David A. Fisher	Chief Executive Officer and Director (Principal Executive Officer)	September 1, 2011

/s/ Adam J. DeWitt Adam J. DeWitt	Chief Financial Officer (Principal Financial and Accounting Officer)	September 1, 2011

/s/ James A. Gray James A. Gray	Chairman of the Board	September 1, 2011

/s/ Ned W. Bennett Ned W. Bennett	Director	September 1, 2011

/s/ Howard C. Draft by his attorney in fact Lou Malikow Howard C. Draft	Director	September 1, 2011

/s/ Bruce R. Evans Bruce R. Evans	Director	September 1, 2011

/s/ Steven L. Fradkin Steven L. Fradkin	Director	September 1, 2011

/s/ Michael J. Soenen Michael J. Soenen	Director	September 1, 2011

/s/ S. Scott Wald S. Scott Wald	Director	September 1, 2011